Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Statements

On April 12, 2013, PowerSecure International, Inc. (“PowerSecure” or the “Company”) acquired Solais Lighting, Inc. (“Solais”). The acquisition was accomplished through a merger pursuant to an Agreement and Plan of Merger, dated as of April 12, 2013. The consideration paid by the Company to the stockholders of Solais consisted of approximately $6.5 million in cash plus 675,160 shares of the Company’s common stock for a total purchase price of approximately $15 million.

The following unaudited pro forma condensed combined financial statements are presented for informational purposes only and should be read in conjunction with the:

•	Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	Separate historical financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2012; and

•	Separate historical financial statements of Solais for the year ended December 31, 2012, which are included in Exhibit 99.2 to this Current Report on Form 8-K/A.

The following unaudited pro forma condensed combined balance sheet presents PowerSecure’s historical financial position combined with Solais as if the acquisition had occurred on December 31, 2012 and includes adjustments which give effect to events that are directly attributable to the transaction and that are factually supportable. The unaudited pro forma condensed combined statement of income presents the combined results of PowerSecure’s operations with Solais as if the acquisition had occurred on January 1, 2012 and includes adjustments that are directly attributable to the acquisition, are expected to have a continuing impact on the combined results, and are factually supportable. The pro forma condensed combined financial statements are not necessarily indicative of what PowerSecure’s financial position or results of operations actually would have been had the Company completed the merger at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The Company has not completed a full, detailed valuation analysis necessary to determine the fair values of Solais’ identifiable assets acquired and liabilities assumed in the acquisition. However, a preliminary valuation analysis based upon assumptions used by management was performed as of December 31, 2012, the date of which the acquisition is deemed to have occurred for purposes of the pro forma balance sheet, related to its assets and liabilities, including intangible assets. The acquisition of Solais created goodwill as the acquisition consideration exceeded the fair value attributable to identifiable assets and liabilities. The unaudited pro forma combined balance sheet includes only preliminary estimates assuming the acquisition had occurred on December 31, 2012. The final valuation of amounts of assets acquired and liabilities assumed in the acquisition accounting will be based on their respective fair values as determined as of April 12, 2013, the date of acquisition, and may differ significantly from these preliminary estimates.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2012

(in thousands)

	Historical		Pro Forma		Pro Forma
	PowerSecure	Solais	Adjustments		Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,122	$375	$(6,750	)(a)	$12,747
Trade receivables, net of allowance for doubtful accounts	57,147	514	—		57,661
Inventories	20,327	412	—		20,739
Income taxes receivable	592	—	—		592
Deferred tax asset, net	803	—	—		803
Prepaid expenses and other current assets	1,285	13	—		1,298

Total Current Assets	99,276	1,314	(6,750)		93,840
Property, plant, and equipment, net	42,577	238	—		42,815
Goodwill	12,884	—	10,352	(e)	23,236
Non-current deferred tax asset	—	—	2,120	(f)	—
			(2,120	)(k)
Restricted annuity contract	2,447	—	—		2,447
Intangible rights and capitalized software, net	1,328	73	3,374	(d)	4,702
			(73	)(c)
Other assets	635	—	—		635

TOTAL ASSETS	$159,147	$1,625	$6,903		$167,675

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,150	$545	$—		$14,695
Accrued and other liabilities	23,887	300	1,159	(b)	25,346
Accrued restructuring and cost reduction liabilities	709	—	—		709
Current unrecognized tax benefit	242	—	—		242
Current portion of term loan	160	—	—		160
Current portion of capital lease obligations	886	—	—		886

Total current liabilities	40,034	845	1,159		42,038
Revolving Line of Credit	—	—	—		—
Term loan, net of current portion	2,080	—	—		2,080
Capital lease obligations, net of current portion	1,921	—	—		1,921
Deferred tax liability, net	955	—	1,350	(g)	185
			(2,120	)(k)
Unrecognized tax benefit	640	—	—		640
Other long-term liabilities	2,518	—	—		2,518

Total liabilities	48,148	845	389		49,382
STOCKHOLDERS’ EQUITY:
Common stock	182	—	7	(a)	189
Additional paid-in-capital	112,738	6,218	8,446	(a)	121,184
			(6,218	)(c)
Accumulated deficit	(2,361)	(5,438)	5,438	(c)	(3,520)
			(1,159	)(b)

Total majority owner stockholders’ equity	110,559	780	6,514		117,853
Noncontrolling Interest	440	—	—		440

Total stockholders’ equity	110,999	780	6,514		118,293

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$159,147	$1,625	$6,903		$167,675

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income

For the year ended December 31, 2012

(in thousands, except per share amounts)

	Historical Results		Pro Forma		Pro Forma
	PowerSecure	Solais	Adjustments		Combined
Revenue	$162,039	$4,402	$—		$166,441
Cost of sales	110,953	3,640	—		114,593

Gross Profit	51,086	762	—		51,848

Operating expenses
General and administrative	36,201	2,159	—		38,360
Selling, marketing, and service	5,560	384	—		5,944
Depreciation and amortization	4,780	102	845	(h)	5,727
Restucturing	2,675	—	—		2,675

Total operating expenses	49,216	2,645	845		52,706

Operating income (loss)	1,870	(1,883)	(845)		(858)
Other income (expense)
Gain on sale of unconsolidated affiliate	1,439	—	—		1,439
Interest income and other income	88	38	—		126
Interest expense	(449)	(6)	—		(455)

Income (loss) before income taxes	2,948	(1,851)	(845)		252
Income tax provision (benefit)	850	—	(770	)(i)	80

Net income (loss) from continuing operations before noncontrolling interest	2,098	(1,851)	(75)		172
Net loss (income) attributable to noncontrolling interest	902	—	—		902

Net income (loss) from continuing operations attributable to common shareholders	$3,000	$(1,851)	$(75)		$1,074

Net income per share:
Continuing Operations
Basic	$0.16				$0.06

Diluted	$0.16				$0.06

Weighted average common shares used in computing net income per share:
Basic	18,681		675	(j)	19,356

Diluted	18,818		675	(j)	19,493

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

1. Transaction and Basis of Presentation

On April 12, 2013, PowerSecure International, Inc., a Delaware corporation (“PowerSecure” or the “Company”), acquired Solais Lighting, Inc., a Delaware corporation (“Solais”). Solais is a Connecticut-based LED lighting company with a proprietary portfolio of LED lamps and fixtures for commercial, industrial, and high-end residential applications. Solais’ designs have a variety of patents and patents pending that provide their products with superior light output, thermal management, optics and light quality, and aesthetics.

The acquisition was consummated pursuant to an Agreement and Plan of Merger, dated as of April 12, 2013 (the “Merger Agreement”), by and among the Solais, the stockholders of Solais (the “Solais Stockholders”), and the Company. The merger consideration paid by the Company to the stockholders of Solais was valued at an aggregate of approximately $15 million, consisting of $6,750,000 in cash plus 675,160 shares of common stock, par value $.01 per share, of the Company (“Shares”), subject to a post-closing adjustment based on the closing working capital balance. For pro forma presentation purposes, the Shares issued as consideration were valued at $12.52 per share, the closing sale price of PowerSecure’s common stock on the NASDAQ Global Select Market on April 12, 2013. All outstanding shares of capital stock of Solais were converted into and exchanged for the merger consideration.

The Merger became effective on April 12, 2013 when a Certificate of Merger was filed with the Secretary of State of the State of Delaware.

The accompanying unaudited pro forma condensed combined balance sheet presents PowerSecure’s historical financial position combined with Solais as if the acquisition had occurred on December 31, 2012 and the unaudited pro forma condensed combined statement of income presents the combined results of PowerSecure’s operations with Solais as if the acquisition had occurred on January 1, 2012. The accompanying pro forma condensed combined financial statements include management’s assumptions and certain adjustments described in greater detail below.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies or synergies that could result from the acquisition. Additionally, the unaudited pro forma condensed combined financial information does not reflect additional revenue opportunities following the acquisition. The unaudited pro forma condensed combined financial information also does not impute any on-going financing costs which the Company may or may not incur related to the transaction.

2. Purchase Price and Allocation

The following table sets forth the purchase consideration paid to shareholders of Solais on April 12, 2013, the date of acquisition. The preliminary purchase price allocation set forth below assumes the acquisition had closed on December 31, 2012 (amounts in thousands):

Consideration paid to Solais’ Stockholders:
Cash	$6,750
Common shares of PowerSecure	8,453

Total consideration	$15,203

Preliminary purchase price allocation:
Cash and cash equivalents	$375
Accounts receivable	514
Inventories	412
Prepaid expenses and other current assets	13
Property, plant and equipment	238
Noncurrent deferred tax asset, net	770
Accounts payable	(545)
Accrued expenses	(300)

Total tangible assets acquired and liabilities assumed	1,477
Intangible assets	3,374
Goodwill	10,352

Total pro forma net assets acquired	$15,203

The final determination of the purchase price allocation and the amount of goodwill acquired will be based on Solais’ assets acquired and liabilities assumed as of April 12, 2012, the date of acquisition.

For the purposes of this pro forma analysis, the purchase price has been preliminarily allocated based on an estimate of the fair value of assets acquired and liabilities assumed as of the date of acquisition. The determination of estimated fair value requires management to make significant estimates and assumptions. The final valuation of net assets is expected to be completed as soon as possible but no later than one year from the acquisition date. The Company will adjust its estimates as needed based upon the final valuation. The following is a summary of preliminary valuation estimates along with management’s assumptions included in the adjustments reflected in the pro forma condensed combined financial information:

Tangible assets and liabilities: Tangible assets and liabilities were valued at their respective carrying amounts which management believes approximate their fair values as of the assumed date of acquisition.

Accrued and other liabilities: Accrued expenses were adjusted to record combined estimated transaction costs incurred. These costs were incurred after December 31, 2012, but are included as an adjustment to accrued and other liabilities and accumulated deficit for purposes of presenting the pro forma condensed combined balance sheet as if the transaction had occurred on December 31, 2012. These transaction expenses are not reflected in the pro forma condensed combined statement of income for the year ended December 31, 2012, as they are not expected to have a continuing impact on future operations.

Identifiable intangible assets: The fair value of intangible assets acquired is based on management’s preliminary valuation as of the acquisition date. Estimated useful lives are based on the time periods during which the intangibles are expected to result in incremental cash flows. The following reflects the estimated fair values and useful lives of the significant intangible assets identified based on management’s preliminary purchase accounting assessments (dollar amounts in thousands):

		Estimated
	Estimated	Useful Life
	Fair Value	(in years)
Developed technology, patents and patents pending	$2,599	5
Non-compete agreements	400	2
Distributor relationships	375	3

	$3,374

The fair value of the developed technology, patents and patents pending has been estimated using an income approach, based on cash flow projections and a discount rate reflecting the risks inherent in the income generation of these assets. The fair value of the non-compete agreements has been estimated with consideration to the detrimental impact that would arise if these covenants were not in place. The fair value of the distributor relationships has been estimated making use of assumptions regarding the costs that a market participant would incur to develop these relationships.

At this time, the Company’s estimates of the fair values of intangible assets are still subject to considerable uncertainty, as substantial amounts of Solais’ data must be thoroughly analyzed before more precise valuations can be determined. The Company anticipates that these analyses will be completed during the measurement period following the closing date.

Goodwill: Goodwill represents the excess of the acquisition consideration over the preliminary estimated fair values of nets assets acquired. Goodwill presented in the unaudited combined balance sheet was based on the net assets as if the acquisition had occurred on December 31, 2012. Goodwill for the final allocation of the purchase price will be based on the fair value of the net assets acquired on April 12, 2012, the date of acquisition.

Deferred income tax assets and liabilities: On a historical basis, Solais provided for a valuation allowance equal to the full amount of its net deferred tax asset, which consisted primarily of its net operating loss carryforwards for income tax purposes. On a combined basis, the Company currently expects that it will be able to fully utilize the net operating loss carryforward generated by Solais prior to those amounts expiring, although the annual amount that it can potentially utilize is significantly limited by current income tax regulations, and the realization of this benefit will therefore likely be protracted over a period of 10 to 15 years. In addition, the acquisition results in net deferred tax liabilities associated with the purchase price allocation changes to historical book values of assets acquired and liabilities assumed.

3. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the consideration paid to Solais’ stockholders and to adjust amounts related to the tangible and intangible assets and liabilities of Solais to reflect the preliminary estimate of their fair values and the impact on the combined statement of income as if PowerSecure and Solais had been combined during the periods presented. The pro forma adjustments included in the unaudited pro forma combined financial statements are as follows:

(a)	To record consideration paid by PowerSecure as part of the Acquisition.

(b)	To record combined estimated transaction costs which were incurred after December 30, 2012. These estimated transaction costs are included as an adjustment to accrued and other liabilities as of December 31, 2012 for pro forma presentation purposes with an offsetting adjustment to accumulated deficit.

(c)	To eliminate the balance of Solais’ intangible assets, common stock, additional paid in capital and retained deficit.

(d)	To record the estimated fair value of the Solais identifiable intangible assets acquired.

(e)	To record goodwill related to the acquisition.

(f)	To reflect the release of the Solais deferred income tax valuation allowance for the expected utilization of Solais’ net operating loss carryforwards by the combined company.

(g)	To record the deferred tax liability associated with the intangible assets acquired.

(h)	To record amortization expense for identifiable intangible assets as if the acquisition occurred on January 1, 2012.

(i)	To adjust the income tax provision for the net effects of the combined noncurrent deferred tax assets and liabilities resulting from the acquisition as if PowerSecure and Solais had been a combined company during the pro forma period.

(j)	To adjust pro forma basic and diluted net income per share to reflect the issuance of 675,160 shares of PowerSecure common stock related to the acquisition as if the shares had been outstanding throughout the pro forma period.

(k)	To eliminate the combined balance of the non-current deferred tax asset against the balance of the combined non-current deferred tax liability.

4. Non-recurring Transaction Costs

PowerSecure and Solais have incurred and PowerSecure will continue to incur certain non-recurring transaction expenses. The pro forma condensed combined balance sheet as of December 31, 2012 includes an adjustment of $1.2 million to accrued and other liabilities for combined estimated transaction costs (See Note 2(b) above). These transaction expenses are not reflected in the pro forma condensed combined statement of income for the year ended December 31, 2012, as they are not expected to have a continuing impact on future operations.